EXHIBIT 23.2

Consent of KPMG LLP

The Board of Directors
Synaptics Incorporated:

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Synaptics Incorporated of our report dated July 29, 2003 with respect to the consolidated balance sheet of Synaptics Incorporated as of June 30, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended June 30, 2003, and the related schedule, which report appears in the Form 10-K for the year ended June 30, 2003, and to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Mountain View, California May 5, 2004